Exhibit 5.1
July 22, 2008

Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920
Dear Sirs:
As General Counsel to Doral Financial Corporation, a Puerto Rico corporation (the “Company”), I am rendering this opinion for filing as Exhibit 5 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”), which is being filed with the Securities and Exchange Commission.
The Registration Statement covers 6,750,000 shares of Common Stock of the Company, $0.01 par value per share (the “Shares”), authorized for issuance under the Company’s 2008 Stock Incentive Plan (the “Plan”).
As counsel to the Company, I have examined such documents, corporate records, documents, certificates and other instruments, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I am of the opinion that:
     1.     the Plan and the Shares have been duly authorized by all requisite corporate action on the part of the Company; and
     2.     when the Shares are issued in accordance with the terms of the Plan, the Shares will be duly authorized and validly issued, fully-paid and non-assessable.
I am a member of the Bar of the Commonwealth of Puerto Rico and do not purport to be an expert in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

I am hereby consenting to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Enrique R. Ubarri
Enrique R. Ubarri
General Counsel